Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

Alliance Financial Announces Second Quarter Earnings

Syracuse, NY, July 17, 2012 - Alliance Financial Corporation (“Alliance” or the “Company”) (NasdaqGM: ALNC), the holding company for Alliance Bank, N.A., announced today net income for the quarter ended June 30, 2012 of $2.9 million or $0.61 per diluted common share, compared with $3.5 million or $0.73 per diluted common share in the year-ago quarter and $2.6 million or $0.55 per diluted common share in the first quarter of 2012.

Net income for the six months ended June 30, 2012 was $5.6 million or $1.16 per diluted share, compared with $6.8 million or $1.43 per diluted share in the first half of 2011.

Net interest income decreased $1.3 million and $2.4 million in the three and six month periods ended June 30, 2012, respectively, compared with the year-ago periods due to the continuing pressure on our net interest margin caused by the exceptionally low interest rate environment, which was partially mitigated by strong loan growth.

Jack H. Webb, President and CEO of Alliance said, “Our loan portfolio grew at an annualized rate of 13% in the second quarter with broad-based loan growth in each of our commercial, residential, and indirect portfolios as we continue to capture market share. Loan originations across all our business lines totaled more than $106 million in the second quarter, which was an increase of 98% from the second quarter of 2011, and was up 47% from the first quarter of this year.”

Webb added, “While we grew our loan portfolio, we also continued to improve on our already low levels of non-performing and delinquent loans. Our non-performing loans dropped 25% in the second quarter as a direct result of successful workouts and payoffs of non-performing loans. Total loan delinquencies were also down 12% in the second quarter.”

Balance Sheet Highlights

Total assets were $1.4 billion at June 30, 2012, which was an increase of $7.2 million from March 31, 2012. Total loans and leases (net of unearned income) increased $28.6 million from the previous quarter to $898.5 million at June 30, 2012.

Loan origination volumes in the second quarter increased $52.5 million, or 97.5%, to $106.4 million, compared with $53.8 million in the year-ago quarter and $72.5 million in the first quarter of 2012 on strong origination growth in each of our commercial, residential mortgage and indirect lending businesses.

Commercial loans and mortgages increased $9.3 million in the second quarter and totaled $283.1 million at June 30, 2012. Originations of commercial loans and mortgages in the second quarter (excluding lines of credit) totaled $21.6 million, compared with $8.3 million in the first quarter of 2012 and $17.7 million in the year-ago quarter. The $13.3 million increase in commercial originations during the second quarter resulted from the capture of additional market share through a sustained sales effort.

Residential mortgages outstanding increased $7.1 million in the second quarter to $320.9 million. Originations of residential mortgages totaled $44.2 million in the second quarter of 2012, compared with $30.0 million in the first quarter of 2012 and $18.0 million in the year-ago quarter. Alliance retained in portfolio approximately $22.0 million of the second quarter originations that were bi-weekly payment mortgages or monthly payment mortgages with maturities of 15 years or less.

Indirect auto loan balances were $188.8 million at the end of the second quarter, which was an increase of $16.9 million from the end of the first quarter of 2012. Alliance originated $39.8 million of indirect auto loans in the second quarter, compared with $33.2 million in the first quarter of 2012 and $17.3 million in the year-ago quarter. The increase in originations this year is attributable to a change in the Company’s rate structure designed to increase its market share without lowering its underwriting standards, along with the implementation of an electronic application system. Alliance originates auto loans through a network of reputable, well established automobile dealers located in central and western New York. Applications received through the Company’s indirect lending program are subject to the same comprehensive underwriting criteria and procedures as employed in its direct lending programs.

The Company’s investment securities portfolio totaled $341.8 million at June 30, 2012, compared with $346.4 million at March 31, 2012. The Company’s portfolio is comprised entirely of investment grade securities, the majority of which are rated “AAA” by one or more of the nationally recognized rating agencies. The breakdown of the securities portfolio at June 30, 2012 was 77.0% government-sponsored entity-guaranteed mortgage-backed securities, 21.6% municipal securities and 0.5% obligations of U.S. government-sponsored corporations. Mortgage-backed securities, which totaled $263.4 million at June 30, 2012, are comprised primarily of pass-through securities backed by conventional residential mortgages and guaranteed by Fannie-Mae, Freddie-Mac or Ginnie Mae, which in turn are backed by the U.S. government. The Company’s municipal securities portfolio, which totaled $73.7 million at the end of the second quarter, is primarily comprised of highly rated general obligation bonds issued by local municipalities in New York State. Net unrealized gains on our securities portfolio totaled $11.3 million at the end of the second quarter.

Deposits increased $5.6 million in the second quarter, and were $1.1 billion at June 30, 2012. Low-cost transaction accounts comprised 75.6% of total deposits at the end of the second quarter, compared with 75.7% at March 31, 2012 and 69.7% at June 30, 2011. Alliance’s liability mix remained favorably weighted towards transaction accounts in the second quarter as retail and municipal depositors continue to refrain from locking up funds in time accounts in the low interest rate environment, and also because of the buildup of cash on commercial customers’ balance sheets.

Shareholders’ equity was $146.8 million at June 30, 2012, compared with $145.0 million at the end of the first quarter. Net income for the quarter increased shareholders’ equity by $2.9 million and was partially offset by common stock dividends declared of $1.5 million or $0.31 per common share.

The Company’s Tier 1 leverage ratio was 9.38% and its total risk-based capital ratio was 15.75% at the end of the second quarter. The Company’s tangible common equity capital ratio (a non-GAAP financial measure) was 7.85% at June 30, 2012.

Asset Quality and the Provision for Credit Losses

Delinquent loans and leases (including non-performing) totaled $12.6 million at June 30, 2012, compared with $14.4 million at March 31, 2012 and $17.0 million at December 31, 2011. The largest decline in delinquent loans in the second quarter occurred in loans delinquent 90 days or more or on non-accrual status, which declined $2.3 million or 25.3%.

Non-performing assets were $6.7 million or 0.47% of total assets at June 30, 2012, compared with $9.2 million or 0.65% of total assets at March 31, 2012 and $11.7 million or 0.83% of total assets at December 31, 2011. The decline in non-performing assets in the second quarter resulted primarily from non-accrual loans returning to accrual status as a result of satisfactory payment performance and to pay-offs of non-performing loans. Included in non-performing assets at the end of the second quarter are non-performing loans and leases totaling $6.7 million, compared with $8.9 million at March 31, 2012 and $11.3 million at December 31, 2011.

Conventional residential mortgages comprised $2.5 million (39 loans) or 38.3% of non-performing loans and leases, and commercial loans and mortgages totaled $3.3 million (25 loans) or 50.2% of non-performing loans and leases at the end of the second quarter.

Net charge-offs were $166,000 and $1.6 million in the three and six months ended June 30, 2012, respectively, compared with $155,000 and $360,000 in the year-ago periods. Net charge-offs annualized equaled 0.08% and 0.36%, respectively, of average loans and leases during the three months and six months ended June 30, 2012, compared with 0.07% and 0.08% in the year-ago periods, respectively. Gross charge-offs were $460,000 and recoveries were $294,000 in the second quarter of 2012.

A negative provision expense resulted in $300,000 of income being recorded in the second quarter, compared with provision expense of $160,000 in the year-ago quarter and no provision expense in the first quarter of 2012. Alliance assesses a number of quantitative and qualitative factors at the individual portfolio level in determining the adequacy of the allowance for credit losses and the required provision expense each quarter. In addition, Alliance analyzes certain broader, non-portfolio specific factors in assessing the adequacy of the allowance for credit losses, such as the allowance as a percentage of total loans and leases, the allowance as a percentage of non-performing loans and leases and the provision expense as a percentage of net charge-offs. As the Company’s asset quality metrics and net charge-off levels have improved in recent quarters (excluding the charge-offs related to a $3.6 million commercial relationship previously discussed in the Company’s Form 10-Q for the first quarter of 2012), an increasing portion of the allowance for credit losses has been considered “unallocated,” which means it is not based on either quantitative or qualitative factors, but on the broader, non-portfolio specific factors. At June 30, 2012, $1.3 million or 14% of the allowance for credit losses was considered to be “unallocated,” compared to $991,000 or 9% at December 31, 2011. Absent any material deterioration in credit quality or material growth in the loan and lease portfolio, some portion of this “unallocated” allowance may be reduced by future credit losses and/or negative credit loss provisions, which would have the effect of lowering the amount of provision expense relative to net charge-offs compared with past quarters (i.e. provision expense being less than net charge-offs), or a negative provision expense, which was the case in the second quarter of 2012.

The provision for credit losses as a percentage of net charge-offs was not meaningful in the second quarter due to the negative provision that was recorded. The provision for credit losses as a percentage of net charge-offs was 103% in the year-ago quarter and 0% in the first quarter of 2012.

The allowance for credit losses was $8.9 million at June 30, 2012, compared with $9.4 million at March 31, 2012 and $10.8 million at December 31, 2011. The ratio of the allowance for credit losses to total loans and leases was 0.99% at June 30, 2012, compared with 1.08% at March 31, 2012 and 1.24% at December 31, 2011. The ratio of the allowance for credit losses to non-performing loans and leases was 134% at June 30, 2012, compared with 105% at March 31, 2012 and 96% at December 31, 2011.

Net Interest Income

Net interest income totaled $10.0 million in the three months ended June 30, 2012, compared with $11.3 million in the year-ago quarter, and $9.8 million in the first quarter of 2012. The tax-equivalent net interest margin decreased 27 basis points in the second quarter compared with the year-ago quarter due to the effect of persistently low interest rates on the Company’s interest-earning assets. The rate of margin decline slowed considerably in the first quarter of 2012 in large part due to a slowing in prepayments on our mortgage-backed securities portfolio. The net interest margin increased 4 basis points from the first to the second quarter of 2012 with most of the increase attributable to the accrual of $133,000 of interest on non-accrual loans which were returned to performing status in the second quarter.

The net interest margin on a tax-equivalent basis was 3.26% in the second quarter of 2012, compared with 3.53% in the year-ago quarter of 2011 and 3.22% in the first quarter of 2012. The net interest margin in the second quarter adjusted for the accrual of non-accrual interest was 3.22%. The decrease in the net interest margin compared with the second quarter of 2011 was the result of a decrease in the tax-equivalent earning asset yield of 54 basis points in the second quarter compared with the year-ago quarter, which was partially offset by a decrease in the cost of interest-bearing liabilities of 29 basis points over the same period. On a linked-quarter basis, the decline in our earning-assets yield was 9 basis points in the second quarter, which was offset by a 15 basis-point drop in the cost of our interest-bearing liabilities. Adjusted for the recovery of non-accrual interest in the second quarter, our tax-equivalent earning asset yield declined 58 basis points and 13 basis points, compared with the year-ago quarter and the first quarter of 2012, respectively.

Average interest-earning assets were $1.3 billion in the second quarter, which was a decrease of 4.0% from the year-ago quarter but was unchanged from the first quarter of 2012. Most of the decline from the year-ago quarter occurred in our securities portfolio, with the average balance down 25% due to our decision to temporarily shrink the portfolio in the second half of 2011 due to the very low yields available on the types of securities in which we invest. Average loans and leases was roughly equal in the second quarter compared with the year-ago quarter as growth in our average commercial loan and consumer loan portfolios offset lower average lease balances. Total average loans and leases were 68.4% of total interest-earning assets in the second quarter of 2012, compared with 65.6% in the year-ago quarter and 67.1% in the first quarter of 2012.

Net interest income for the six months ended June 30, 2012 totaled $19.8 million, which was down $2.4 million or 11.0% compared with the year-ago period. The tax equivalent net interest margin was 3.24% for the six months ended June 30, 2012, compared to 3.49% for the first half of 2011. The tax-equivalent earning asset yield decreased 46 basis points in the first half of 2012 compared with the year-ago period, which was partially offset by a decrease of 22 basis points in the cost of interest-bearing liabilities of basis points over the same period.

Average interest-earning assets were $1.3 billion in the first half of 2012, which was a decrease of 3.9% from the first half of 2011. The changes in the average balances of securities and loans for the first half of 2012 compared with the year-ago period were similar to that as discussed above for the second quarter. Total average loans and leases were 67.7% of total interest-earning assets in the first half of 2012, compared with 65.7% in the year-ago period.

Net interest margin is expected to remain under pressure in coming quarters as the persistently low interest rate environment continues to negatively affect the return on loan and investment portfolios, while the ability to further reduce funding costs is limited.

Non-Interest Income and Non-Interest Expenses

Non-interest income was $4.5 million in the second quarter of 2012, compared with $4.4 million in the second quarter of 2011 and $4.5 million in the first quarter of 2012. Gains on the sale of loans increased $259,000 compared with the second quarter of 2011 due to higher volumes of mortgages originated and sold in 2012.

Non-interest income totaled $9.0 million in the first six months of 2012 and 2011. Gains on the sale of loans increased $330,000, compared with the first half of 2011 and were partially offset by a $243,000 decrease in other non-interest income.

Non-interest income accounted for 31.1% of total revenue in the second quarter of 2012, compared with 28.2% in the year-ago quarter. Non-interest income accounted for 31.2% of total revenue in the first half of 2012, compared with 28.8% in the year-ago period.

Non-interest expenses were $11.0 million in the quarter ended June 30, 2012, compared with $10.8 million in the year-ago quarter and $10.9 million in the first quarter of 2012. Non-interest expenses were $21.9 million in the six months ended June 30, 2012, compared with $21.8 million in the first half of 2011.

The Company’s efficiency ratio was 75.8% in the second quarter of 2012, compared with 68.8% in the year-ago quarter. The Company’s efficiency ratio was 75.9% in the six months ended June 30, 2012, compared with 69.6% in the year-ago period.

The Company’s effective tax rate was 23.5% and 23.3% for the three and six months ended June 30, 2012, respectively, compared with 26.9% and 25.8% in the year-ago periods, respectively. The decrease in our effective tax rate from 2011 was due to a higher level of tax-exempt income as a percentage to total taxable income.

About Alliance Financial Corporation

Alliance Financial Corporation is a financial holding company with Alliance Bank, N.A. as its principal subsidiary that provides retail, commercial and municipal banking, and trust and investment services through 29 offices in Cortland, Madison, Oneida, Onondaga and Oswego counties. Alliance also operates an investment management administration center in Buffalo, N.Y. and an equipment lease financing company, Alliance Leasing, Inc.

Forward-Looking Statements

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: an increase in competitive pressure in the banking industry; changes in the interest rate environment which may affect the net interest margin; changes in the regulatory environment; general economic conditions, either nationally or regionally, resulting, among other things, in a deterioration in credit quality; changes in business conditions and inflation; changes in the securities markets; changes in technology used in the banking business; our ability to maintain and increase market share and control expenses; increases in FDIC insurance premiums may cause earnings to decrease; and other risks set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in subsequent filings with the Securities and Exchange Commission.

Contact:	Alliance Financial Corporation
J. Daniel Mohr, Executive Vice President and CFO
(315) 475-4478

Alliance Financial Corporation

Consolidated Statements of Income (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(Dollars in thousands, except share and per share data)
Interest income:
Loans, including fees	$9,718	$10,621	$19,543	$21,283
Federal funds sold and interest bearing deposits	41	1	75	5
Securities	2,458	3,872	5,062	7,468

Total interest income	12,217	14,494	24,680	28,756

Interest expense:
Deposits:
Savings accounts	24	55	55	113
Money market accounts	252	447	530	894
Time accounts	891	1,446	2,032	2,933
NOW accounts	28	61	66	129

Total	1,195	2,009	2,683	4,069

Borrowings:
Repurchase agreements	202	203	405	410
FHLB advances	645	818	1,403	1,673
Junior subordinated obligations	170	158	343	315

Total interest expense	2,212	3,188	4,834	6,467

Net interest income	10,005	11,306	19,846	22,289
Provision for credit losses	(300)	160	(300)	360

Net interest income after provision for credit losses	10,305	11,146	20,146	21,929

Non-interest income:
Investment management income	1,949	1,986	3,804	3,902
Service charges on deposit accounts	1,050	1,096	2,093	2,106
Card-related fees	720	699	1,371	1,352
Income from bank-owned life insurance	246	255	493	509
Gain on the sale of loans	347	88	706	376
Other non-interest income	212	311	533	776

Total non-interest income	4,524	4,435	9,000	9,021

Non-interest expense:
Salaries and employee benefits	5,651	5,305	11,342	10,835
Occupancy and equipment expense	1,694	1,816	3,595	3,646
Communication expense	157	173	316	323
Office supplies and postage expense	325	301	607	585
Marketing expense	262	217	499	480
Amortization of intangible asset	222	241	444	482
Professional fees	828	860	1605	1,684
FDIC insurance premium	211	401	426	794
Other operating expense	1,666	1,509	3,070	2,973

Total non-interest expense	11,016	10,823	21,904	21,802

Income before income tax expense	3,813	4,758	7,242	9,148
Income tax expense	895	1,279	1,684	2,363

Net income	$2,918	$3,479	$5,558	$6,785

Share and Per Share Data
Basic average common shares outstanding	4,700,992	4,662,752	4,699,780	4,662,400
Diluted average common shares outstanding	4,700,992	4,670,530	4,699,780	4,670,611
Basic earnings per common share	$0.61	$0.73	$1.16	$1.43
Diluted earnings per common share	$0.61	$0.73	$1.16	$1.43
Cash dividends declared	$0.31	$0.30	$0.62	$0.60

Alliance Financial Corporation

Consolidated Balance Sheets (Unaudited)

	June 30, 2012	December 31, 2011
	(Dollars in thousands, except share and per share data)
Assets
Cash and due from banks	$70,908	$52,802
Securities available-for-sale	341,849	374,306
Federal Home Loan Bank of NY (“FHLB”) Stock and Federal Reserve Bank (“FRB”) Stock	7,974	8,478
Loans and leases held for sale	1,149	1,217
Total loans and leases, net of unearned income	898,452	872,721
Less allowance for credit losses	(8,892)	(10,769)

Net loans and leases	889,560	861,952

Premises and equipment, net	17,094	17,541
Accrued interest receivable	3,733	3,960
Bank-owned life insurance	29,923	29,430
Goodwill	30,844	30,844
Intangible assets, net	7,250	7,694
Other assets	22,554	20,866

Total assets	$1,422,838	$1,409,090

Liabilities and shareholders’ equity
Liabilities:
Deposits:
Non-interest bearing	$203,885	$185,736
Interest bearing	902,687	897,329

Total deposits	1,106,572	1,083,065

Borrowings	125,318	136,310
Accrued interest payable	874	1,578
Other liabilities	17,456	18,366
Junior subordinated obligations issued to unconsolidated subsidiary trusts	25,774	25,774

Total liabilities	1,275,994	1,265,093

Shareholders’ equity:
Common stock	5,107	5,092
Surplus	47,517	47,147
Undivided profits	102,471	99,879
Accumulated other comprehensive income	4,096	3,951
Directors’ stock-based deferred compensation plan	(3,691)	(3,416)
Treasury stock	(8,656)	(8,656)

Total shareholders’ equity	146,844	143,997

Total liabilities and shareholders’ equity	$1,422,838	$1,409,090

Common shares outstanding	4,784,698	4,769,241
Book value per common share	$30.69	$30.19
Tangible book value per common share	$22.73	$22.11

Alliance Financial Corporation

Consolidated Average Balances (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing deposits	$60,602	$2,590	$62,117	$9,243
Securities(1)	344,608	457,076	351,499	449,123
Loans and leases receivable:
Residential real estate loans(2)	319,128	330,713	316,761	331,601
Commercial loans	273,100	252,950	272,521	246,404
Leases, net of unearned income(2)	15,663	35,427	19,110	37,422
Indirect loans	181,277	167,679	171,338	170,297
Other consumer loans	88,124	89,923	88,651	90,347

Loans and leases receivable, net of unearned income	877,292	876,692	868,381	876,071

Total earning assets	1,282,502	1,336,358	1,281,997	1,334,437

Non-earning assets	136,538	130,353	136,209	130,009

Total assets	$1,419,040	$1,466,711	$1,418,206	$1,464,446

Interest bearing liabilities:
Interest bearing checking accounts	$151,199	$148,821	$151,446	$153,228
Savings accounts	114,261	107,897	111,022	105,286
Money market accounts	371,722	380,558	365,279	379,797
Time deposits	271,898	339,578	283,258	340,238
Borrowings	127,020	139,863	129,633	138,246
Junior subordinated obligations issued to unconsolidated trusts	25,774	25,774	25,774	25,774

Total interest bearing liabilities	1,061,874	1,142,491	1,066,412	1,142,569

Non-interest bearing deposits	198,538	175,565	193,583	175,179
Other non-interest bearing liabilities	16,393	15,490	16,777	15,741

Total liabilities	1,276,805	1,333,546	1,276,772	1,333,489
Shareholders’ equity	142,235	133,165	141,434	130,957

Total liabilities and shareholders’ equity	$1,419,040	$1,466,711	$1,418,206	$1,464,446

(1)	The amounts shown are amortized cost and include FHLB and FRB stock
(2)	Includes loans and leases held for sale

Alliance Financial Corporation

Investments, Loans and Leases, and Deposits (Unaudited)

The following table sets forth the amortized cost and fair value of the Company’s available-for-sale securities portfolio:

	June 30, 2012		March 31, 2012		December 31, 2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available-for-sale
Debt securities:
Obligations of U.S. government-sponsored corporations	$1,614	$1,636	$1,794	$1,835	$3,134	$3,190
Obligations of states and political subdivisions	69,067	73,692	76,776	80,919	77,541	82,299
Mortgage-backed securities(1)	256,882	263,376	253,728	260,546	279,393	285,706

Total debt securities	327,563	338,704	332,298	343,300	360,068	371,195

Stock investments:
Mutual funds	3,000	3,145	3,000	3,105	3,000	3,111

Total stock investments	3,000	3,145	3,000	3,105	3,000	3,111

Total available-for-sale	$330,563	$341,849	$335,298	$346,405	$363,068	$374,306

(1)	Comprised of pass-through debt securities collateralized by conventional residential mortgages and guaranteed by either Fannie Mae, Freddie Mac or Ginnie Mae, which are, in turn, backed by the United States government.

The following table sets forth the composition of the Company’s loan and lease portfolio at the dates indicated:

	June 30, 2012		March 31, 2012		December 31, 2011
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Loan portfolio composition
Residential real estate loans	$320,899	35.9%	$313,803	36.2%	$316,823	36.4%
Commercial loans	153,542	17.2%	147,334	17.0%	151,420	17.4%
Commercial real estate	129,508	14.5%	126,456	14.6%	126,863	14.6%
Leases, net of unearned income	13,563	1.5%	18,339	2.1%	25,636	3.0%
Indirect loans	188,765	21.1%	171,822	19.9%	158,813	18.3%
Other consumer loans	88,092	9.8%	88,607	10.2%	89,776	10.3%

Total loans and leases	894,369	100.0%	866,361	100.0%	869,331	100.0%

Net deferred loan costs	4,083		3,532		3,390
Allowance for credit losses	(8,892)		(9,358)		(10,769)

Net loans and leases	$889,560		$860,535		$861,952

The following table sets forth the composition of the Company’s deposits at the dates indicated:

	June 30, 2012		March 31, 2012		December 31, 2011
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Deposit composition
Non-interest bearing checking	$203,885	18.5%	$190,566	17.3%	$185,736	17.1%
Interest bearing checking	158,701	14.3%	148,850	13.5%	145,885	13.5%

Total checking	362,586	32.8%	339,416	30.8%	331,621	30.6%

Savings	116,664	10.5%	110,667	10.1%	107,311	9.9%
Money market	358,025	32.4%	383,167	34.8%	330,000	30.5%
Time deposits	269,297	24.3%	267,674	24.3%	314,133	29.0%

Total deposits	$1,106,572	100.0%	$1,100,924	100.0%	$1,083,065	100.0%

Alliance Financial Corporation

Asset Quality (Unaudited)

The following table represents a summary of delinquent loans and leases grouped by the number of days delinquent at the dates indicated:

Delinquent loans and leases	June 30, 2012		March 31, 2012		December 31, 2011
	$	%(1)	$	%(1)	$	%(1)
	(Dollars in thousands)
30 days past due	$5,220	0.58%	$4,481	0.52%	$5,202	0.60%
60 days past due	732	0.08%	966	0.11%	584	0.06%
90 days past due and still accruing	—	—	12	—	—	—
Non-accrual	6,660	0.75%	8,904	1.03%	11,261	1.30%

Total	$12,612	1.41%	$14,363	1.66%	$17,047	1.96%

(1)	As a percentage of total loans and leases, excluding deferred costs

The following table represents information concerning the aggregate amount of non-performing assets:

Non-performing assets	June 30, 2012	March 31, 2012	December 31, 2011
	(Dollars in thousands)
Non-accruing loans and leases
Residential real estate loans	$2,549	$2,649	$3,062
Commercial loans	1,464	1,787	3,375
Commercial real estate	1,879	3,847	4,051
Leases	74	83	107
Indirect loans	288	270	293
Other consumer loans	406	268	373

Total non-accruing loans and leases	6,660	8,904	11,261
Accruing loans and leases delinquent 90 days or more	—	12	—

Total non-performing loans and leases	6,660	8,916	11,261
Other real estate and repossessed assets	51	317	485

Total non-performing assets	$6,711	$9,233	$11,746

Troubled debt restructurings not included in above	$2,133	$1,949	$1,653

The following table summarizes changes in the allowance for credit losses arising from loans and leases charged off, recoveries on loans and leases previously charged off and additions to the allowance which have been charged to expense:

Allowance for credit losses	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(Dollars in thousands)
Allowance for credit losses, beginning of period	$9,358	$10,678	$10,769	$10,683

Loans and leases charged-off	(460)	(571)	(2,357)	(1,053)
Recoveries of loans and leases previously charged-off	294	416	780	693

Net loans and leases charged-off	(166)	(155)	(1,577)	(360)

Provision for credit losses	(300)	160	(300)	360

Allowance for credit losses, end of period	$8,892	$10,683	$8,892	$10,683

Alliance Financial Corporation

Consolidated Financial Information (Unaudited)

Key Ratios	At or for the three months ended June 30,		At or for the six months ended June 30,
	2012	2011	2012	2011
Return on average assets	0.82%	0.95%	0.78%	0.93%
Return on average equity	8.21%	10.45%	7.86%	10.36%
Return on average tangible equity	11.22%	14.80%	10.78%	14.79%
Yield on earning assets	3.95%	4.49%	4.00%	4.46%
Cost of funds	0.83%	1.12%	0.91%	1.13%
Net interest margin (tax equivalent) (1)	3.26%	3.53%	3.24%	3.49%
Non-interest income to total income (2)	31.14%	28.17%	31.20%	28.81%
Efficiency ratio (3)	75.82%	68.76%	75.93%	69.63%
Common dividend payout ratio (4)	50.82%	41.10%	53.45%	41.96%

Net loans and leases charged-off to average loans and leases, annualized	0.08%	0.07%	0.36%	0.08%
Provision for credit losses to average loans and leases, annualized	(0.14)%	0.07%	(0.07)%	0.08%
Allowance for credit losses to total loans and leases	0.99%	1.21%	0.99%	1.21%
Allowance for credit losses to non-performing loans and leases	133.5%	128.1%	133.5%	128.1%
Non-performing loans and leases to total loans and leases	0.74%	0.95%	0.74%	0.95%
Non-performing assets to total assets	0.47%	0.63%	0.47%	0.63%

(1)	Tax equivalent net interest income divided by average earning assets
(2)	Non-interest income (excluding net realized gains and losses on securities and other non-recurring gains and losses) divided by the sum of net interest income and non-interest income (as adjusted)
(3)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)
(4)	Cash dividends declared per share divided by diluted earnings per share

Alliance Financial Corporation

Selected Quarterly Financial Data (Unaudited)

	2012		2011
	Second	First	Fourth	Third	Second
	(Dollars in thousands, except share and per share data)
Interest income	$12,217	$12,463	$12,942	$14,061	$14,494
Interest expense	2,212	2,622	2,928	3,064	3,188

Net interest income	10,005	9,841	10,014	10,997	11,306
Provision for credit losses	(300)	—	800	750	160

Net interest income after provision for credit losses	10,305	9,841	9,214	10,247	11,146
Other non-interest income	4,524	4,476	5,062	5,919	4,435
Other non-interest expense	11,016	10,888	10,640	11,139	10,823

Income before income tax expense	3,813	3,429	3,636	5,027	4,758
Income tax expense	895	790	791	1,360	1,279

Net income	$2,918	$2,639	$2,845	$3,667	$3,479

Stock and related per share data
Basic earnings per common share	$0.61	$0.55	$0.60	$0.77	$0.73
Diluted earnings per common share	$0.61	$0.55	$0.60	$0.77	$0.73
Basic weighted average common shares outstanding	4,700,992	4,698,567	4,687,802	4,667,355	4,662,752
Diluted weighted average common shares outstanding	4,700,992	4,698,567	4,689,427	4,673,908	4,670,530
Cash dividends paid per common share	$0.31	$0.31	$0.31	$0.31	$0.30
Common dividend payout ratio (1)	50.82%	56.36%	51.67%	40.26%	41.10%
Common book value	$30.69	$30.30	$30.19	$30.15	$29.53
Tangible common book value (2)	$22.73	$22.30	$22.11	$21.99	$21.31

Capital Ratios
Holding Company
Tier 1 leverage ratio	9.38%	9.26%	9.09%	8.80%	8.52%
Tier 1 risk based capital	14.74%	14.99%	14.71%	14.42%	14.02%
Tier 1 risk based common capital (3)	11.89%	12.05%	11.81%	11.52%	11.13%
Total risk based capital	15.75%	16.09%	15.97%	15.68%	15.26%
Tangible common equity to tangible assets (4)	7.85%	7.75%	7.69%	7.50%	7.04%

Bank
Tier 1 leverage ratio	8.81%	8.68%	8.50%	8.25%	7.94%
Tier 1 risk based capital	13.86%	14.10%	13.80%	13.58%	13.12%
Total risk based capital	14.89%	15.21%	15.05%	14.84%	14.37%

Selected ratios
Return on average assets	0.82%	0.74%	0.80%	1.01%	0.95%
Return on average equity	8.21%	7.51%	8.19%	10.69%	10.45%
Return on average tangible common equity	11.22%	10.33%	11.34%	14.91%	14.80%
Yield on earning assets	3.95%	4.04%	4.15%	4.41%	4.49%
Cost of funds	0.83%	0.98%	1.08%	1.10%	1.12%
Net interest margin (tax equivalent) (5)	3.26%	3.22%	3.24%	3.48%	3.53%
Non-interest income to total income (6)	31.14%	31.26%	33.58%	29.47%	28.17%
Efficiency ratio (7)	75.52%	76.05%	70.58%	71.45%	68.76%

Asset quality ratios
Net loans and leases charged off to average loans and leases, annualized	0.08%	0.66%	0.61%	0.06%	0.07%
Provision for credit losses to average loans and leases, annualized	(0.14)%	—	0.37%	0.34%	0.07%
Allowance for credit losses to total loans and leases	0.99%	1.08%	1.24%	1.30%	1.21%
Allowance for credit losses to non-performing loans and leases	133.5%	105.0%	95.6%	92.6%	128.1%
Non-performing loans and leases to total loans and leases	0.74%	1.03%	1.30%	1.40%	0.95%
Non-performing assets to total assets	0.47%	0.65%	0.83%	0.90%	0.63%

(1)	Cash dividends declared per common share divided by diluted earnings per common share
(2)	Common shareholders’ equity less goodwill and intangible assets divided by common shares outstanding

(3)	Tier 1 capital excluding junior subordinated obligations issued to unconsolidated trusts divided by total risk-adjusted assets
(4)	The Company uses certain non-GAAP financial measures, such as the Tangible Common Equity to Tangible Assets ratio (TCE), to provide information for investors to effectively analyze financial trends of ongoing business activities, and to enhance comparability with peers across the financial sector. The Company believes TCE is useful because it is a measure utilized by regulators, market analysts and investors in evaluating a company’s financial condition and capital strength. TCE, as defined by the Company, represents common equity less goodwill and intangible assets. A reconciliation from the Company’s GAAP Total Equity to Total Assets ratio to the Non-GAAP Tangible Common Equity to Tangible Assets ratio is presented below:

	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011
	(Dollars in thousands)
Total assets	$1,422,838	$1,415,594	$1,409,090	$1,430,783	$1,475,425
Less: Goodwill and intangible assets, net	38,094	38,317	38,538	38,760	39,000

Tangible assets (non-GAAP)	1,384,744	1,377,277	1,370,552	1,392,023	1,436,425

Total Common Equity	146,844	144,992	143,997	143,137	140,134
Less: Goodwill and intangible assets, net	38,094	38,317	38,538	38,760	39,000

Tangible Common Equity (non-GAAP)	108,750	106,675	105,459	104,377	101,134

Total Equity/Total Assets	10.32%	10.24%	10.22%	10.00%	9.50%
Tangible Common Equity/Tangible Assets (non-GAAP)	7.85%	7.75%	7.69%	7.50%	7.04%

(5)	Tax equivalent net interest income divided by average earning assets
(6)	Non-interest income (net of realized gains and losses on securities and other non-recurring items) divided by the sum of net interest income and non-interest income (as adjusted)
(7)	Non-interest expense divided by the sum of net interest income and non-interest income (as adjusted)